Exhibit 99

NEWS RELEASE

News Contact:	Bill Ulland Chairman, President & CEO (218) 628-2217	For Immediate Release July 31, 2008
IKONICS POSTS RECORD SECOND QUARTER PROFITS
DULUTH, MN — IKONICS Corporation, a Duluth based imaging technology company, announced today record second quarter profits of $358,000, or $0.17 per share, an 8% increase over the second quarter of 2007. Second quarter sales were down 1% to $4,330,000 compared to the second quarter of 2007. Income from operations was up 23% for the quarter and 34% for the six month period compared to the same periods in 2007. Compared to the first quarter of 2008, sales were up 15% and earnings up 23%.
Bill Ulland, Ikonics CEO, said that, given the softening economy, these results are encouraging. Both sales and earnings for the company were the second best quarterly results on record.
Ulland added, “In July we took delivery of production equipment for our new Digital Texturing enterprise. The fluid deposition machine is being tested for production and is currently meeting our expectations. We also continue to make progress with our Photo-Machining technology and expect that business to continue to grow in the second half.”
Ulland also said, “Our investment in new technologies is beginning to translate into sales which should help offset the current weak domestic demand for our traditional products, and we believe these new technologies will position us for significant growth in the future.”
During the quarter, the company broke ground on a 35,000 square foot facility to house its new technologies. The project is on budget, and the company plans to take occupancy before the end of the year.
This press release contains forward-looking statements regarding sales, net earnings, and new products that involve risks and uncertainties. The Company’s actual results could differ materially as a result of domestic and global economic conditions, competitive market conditions, acceptance of new products, the ability to identify and make suitable acquisitions, as well as the factors described in the Company’s Form 10-KSB, Forms 10-QSB and 10-Q, and other reports on file with the SEC.

IKONICS Corporation
Condensed STATEMENTS OF OPERATIONS (unaudited)
For the Three Months and Six Months Ended June 30, 2008 and 2007

	Three Months Ended		Six Months Ended
	6/30/08	6/30/07	6/30/08	6/30/07
Net Sales	$4,330,059	$4,374,677	$8,110,907	$7,882,444

Costs and expenses	3,791,173	3,934,716	7,524,901	7,446,150

Income from operations	538,886	439,961	586,006	436,294

Gain on sale of investment	—	—	—	55,159

Interest income	23,697	36,724	67,372	69,631

Income before income taxes	562,583	476,685	653,378	561,084

Federal and state tax expense	204,146	145,283	189,303	90,585

Net income	$358,437	$331,402	$464,075	$470,499

Earnings per common share-diluted	$0.17	$0.16	$0.22	$0.23

Average shares outstanding-diluted	2,080,617	2,064,698	2,068,292	2,056,762
Condensed Balance Sheets
As of June 30, 2008 and December 31, 2007

	6/30/08	12/31/07
	(unaudited)
Assets
Current assets	$9,300,221	$9,315,737
Property, plant and equipment, net	2,391,985	1,320,591
Investment in non-marketable equity securities	855,201	855,201
Intangible assets	486,163	479,888
Deferred income taxes	11,000	11,000

	$13,044,570	$11,982,417

Liabilities and Stockholders’ Equity
Current liabilities	$1,376,334	$936,703
Long term debt	—	—
Stockholders’ equity	11,668,236	11,045,714

	$13,044,570	$11,982,417